Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated September 22, 2023 in the Amendment No. 2 to the Registration Statement to Form F-1 (Registration No. 333-279752) (the “Form F-1”) of Linkers Industries Limited, relating to the audit of the consolidated statements of financial position of Linkers Industries Limited and its subsidiaries (collectively the “Company”) as of June 30, 2023 and 2022, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows in each of the two-years period ended June 30, 2023, and the related notes included herein.

We hereby also consent to the inclusion of our review of the interim condensed financial information report dated May 8, 2024, in the Registration Statement to Form F-1 of the Company, relating to the unaudited interim condensed consolidated statement of financial position of the Company as of December 31, 2023 and June 30, 2023, and the related unaudited interim condensed statements of statements of profit or loss and other comprehensive income, changes in shareholders’ equity, and cash flows in each of the six-months period ended December 31, 2023 and 2022, and the related notes included herein.

We also consent to the reference of WWC, P.C., as an independent registered public accounting firm, as experts in matters of accounting and auditing.

San Mateo, California	WWC, P.C.
August 9, 2024	Certified Public Accountants
PCAOB ID: 1171